                                                                   EXHIBIT 99

                           THE COOPER COMPANIES, INC.
         Unaudited Pro Forma Consolidated Condensed Statement of Income
                    (In thousands, except per share figures)


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


                                                                               Year Ended October 31, 2002
                                                                  --------------------------------------------------
                                                                   Historical     Unaudited     Pro forma
                                                                  ------------    ---------
                                                                      TCC         BE Inc.     Adjustments           Pro forma
                                                                      ---         -------     -----------           ---------

 Net sales of products                                               $315,306     $ 25,065      $ (424)(a)           $ 339,947
 Cost of products sold                                                115,813       12,521        (899)(a)(b)          127,435
                                                                     --------      -------     -------               ---------
 Gross profit                                                         199,493       12,544         475                 212,512
 Selling, general and administrative  expense                         126,730       10,134           -                 136,864
 Research and development expense                                       4,315          583           -                   4,898
 Amortization of intangibles                                            1,477            -           -                   1,477
                                                                     --------       -------      -------             ---------
 Income from operations                                                66,971        1,827         475                  69,273
 Interest expense                                                       6,874          531       1,463(c)                8,868
 Other (loss) income, net                                               5,072          158           -                   5,230
                                                                     --------      --------     -------              ---------
 Income from continuing operations before income taxes                 65,169        1,454        (988)                 65,635
 (Benefit of) provision for income taxes                               16,294           18        (441)(d)              15,871
                                                                     --------      --------     -------              ---------
 Income from continuing operations                                   $ 48,875      $ 1,436      $ (547)                $49,764
                                                                    =========      ========     =======                =======
 Earnings per share:
    Basic                                                             $  1.60                                           $ 1.63
                                                                     ========                                          =======
    Diluted                                                           $  1.57                                           $ 1.60
                                                                     ========                                          =======
 Number of shares used to compute
    Earnings per share
Basic                                                                  30,568                                           30,568
                                                                  ===========                                         ========
Diluted                                                                31,189                                           31,189
                                                                  ===========                                         ========
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The unaudited pro forma consolidated condensed statement of income has been prepared to reflect the acquisition of BE Inc. as if it had occurred on November
1, 2001. The acquisition has been accounted for under the purchase method of accounting.

The unaudited pro forma consolidated condensed statement of income does not purport to be indicative of the results that actually would have occurred if the acquisition had occurred on the date indicated or indicative of results, which may be obtained in the future.

The following is a summary of adjustments reflected in the unaudited pro forma consolidated condensed statements of income:

  (a) Represents an elimination of royalty income/expense for royalties paid to TCC from BE Inc., the offset is included in cost of products sold.

  (b) Adjustment to reflect the change in depreciation expense resulting from the write down of property, plant and equipment used in the manufacturing process, depreciated on a straight-line basis over an average useful life of 8 years.

  (c) Adjustment to reflect increase in interest expense at an average of the LIBOR rate for the year plus 200 basis points, on 'L'74 million
      ('L'68 million for the purchase price and 'L'6 million for acquisition costs) or about $107 million. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of approximately $140,000 and $91,000, before and after tax, respectively.

  (d) Adjustment for the tax benefit primarily related to the additional interest deduction in the U.S. at a tax rate of 35%.